Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Barnwell Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Barnwell Industries, Inc. of our report dated December 21, 2007, with respect to the consolidated balance sheets as of September 30, 2007 and 2006 of Barnwell Industries, Inc. and subsidiaries, and the related consolidated statements of earnings, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007, which reports appear in the September 30, 2007 annual report on Form 10-K of Barnwell Industries, Inc. Our report on the consolidated financial statements refers to the adoption of FASB Statement No. 123 (revised 2004), Share-Based Payment, in 2006 and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), in 2007.

/s/ KPMG LLP

Honolulu, Hawaii

August 15, 2008